Exhibit 99.II-1(bf)

2

DIRECTOR – OPTIONS HELD

DEED OF IRREVOCABLE UNDERTAKING

To:          Inverness Medical Innovations, Inc. (the “Offeror”)

51 Sawyer Road

Suite 200

Waltham

Massachusetts

and

IDJ Limited (“Adviser”)

81 Piccadilly

London

W1J 8HY

December 2007

Ladies and Gentlemen,

Offer for BBI Holdings Plc (the “Company”)

I understand that the Offeror is considering the acquisition of the entire issued and to be issued share capital of the Company by way of a scheme of arrangement (pursuant to section 425 of the Companies Act 1985) (the “Scheme”) substantially on the terms and conditions set out in the draft press announcement in Appendix B to this letter (the “Announcement”) together with such additional terms and conditions as may be required by The City Code on Takeovers and Mergers (the “Code”) and/or any other applicable law or regulation and any additional terms imposed by the Court and/or agreed between the Offeror and the Company. Terms and expressions in this deed have the same meaning as those defined in the Announcement except where expressly stated otherwise.

1             Warranty and undertaking

I hereby irrevocably and unconditionally undertake, represent and warrant to the Offeror and the Adviser that:

1.1          I am the registered holder of (or am otherwise able to control the exercise of all rights attaching to, including the ability to procure the transfer of) the number of ordinary shares in the capital of the Company set out in Part 1 of Appendix A which are my “BBI Scheme Shares”, as such expression is defined in the Announcement;

1.2          I am the holder of the options to subscribe for ordinary shares in the capital of the Company set out in Part 2 of Appendix A (the “Options”).

1.3          I am currently able and have all relevant rights and authorities to and will, on the date of the Court Meeting and the BBI General Meeting, be able to exercise all rights in respect of the BBI Scheme Shares to vote at the Court Meeting and the BBI General Meeting, and otherwise perform any obligations pursuant to this undertaking;

1.4          Subject to the provisions of clause 5.1 below I shall not prior to the Scheme Effective Date (as such expression is defined in the Announcement):

(a)           approve or accept any offer in respect of or sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or creation or grant of any other encumbrance or option of or over any BBI Scheme Shares or other securities in the Company derived therefrom or interest in such BBI Scheme Shares or securities derived therefrom except under the Scheme, or approve or accept any other offer in respect of any such BBI Scheme Shares or securities derived therefrom; or

(b)           other than pursuant to the Scheme enter into any agreement or arrangement or knowingly permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

(i)            in relation to the BBI Scheme Shares or any securities derived therefrom;

(ii)           to do all or any of the acts referred to in paragraph 1.4(a) above; or

(iii)          (save where required to do so by reason of any statutory and/or fiduciary duties and/or any duties arising under the Code (with all such duties and obligations having been determined in good faith by me following advice from my professional advisers)) which would or might restrict or impede the approval of the Scheme, and, for the avoidance of doubt, references in this paragraph 1.4 to any agreement, arrangement or obligation shall include any agreement, arrangement or obligation:

(A)          whether or not it is subject to any conditions or to take effect upon or following the withdrawal or lapsing of the offer set out in the Scheme Document (defined below); or

(B)          which is entered into while the obligation created by this clause is binding and which is intended upon or following this deed ceasing to be binding or upon or following any other event;

1.5           (save where required to do so by reason of any statutory and/or fiduciary duties and/or any duties arising under the Code (with all such duties and obligations having been determined in good faith by me following advice from my professional advisers)). Subject to the provisions of clause 5.1 below I shall not, prior to the Scheme Effective Date, without the consent of the Offeror, requisition or join in requisitioning any general or class meeting of the Company other than the Court Meeting and the BBI General Meeting;

1.6           Subject to the provisions of clause 5.1 below prior to the Scheme Effective Date, and save for the BBI Scheme Shares and exercise of options under any of the Company’s share option schemes, I will not acquire any shares or other securities of the Company (or any interest therein) and, if any such shares, securities or interest (including for these purposes shares arising on exercise of options) is acquired by me, such shares, securities or interest (as the case may be) shall be deemed to be included in the expression “BBI Scheme Shares” for the purposes of this undertaking;

1.7           I shall as soon as practicable following the Scheme Effective Date take such action as the Offeror may reasonably request to secure the appointment to the board of directors of the Company of such persons as the Offeror may request; and

1.8           I shall join with the other directors of the Company in making a statement of responsibility in the Scheme Document (defined below) in relation to the Company and its subsidiaries in the terms or to the effect required under Rule 19.2 of the Code.

2             Undertaking to vote in favour

I unconditionally and irrevocably undertake that:

2.1           I shall or, where applicable, shall procure that the registered holder shall, in person or by proxy, cast all votes (whether on a show of hands or a poll) in relation to the following shares at the Court Meeting and the BBI General Meeting in favour of the resolutions to approve the Scheme, together with any resolutions set out in the Scheme Document (as defined below) (the “Resolutions”) and against any resolution or proposal to adjourn the Court Meeting or the BBI General Meeting:

(a)           the BBI Scheme Shares;

(b)          any shares which are not listed in Appendix A and in respect of which I am entitled (without the consent of any other person) to control the voting rights as at the date of this letter; and

(c)           any shares issued or unconditionally allotted to me or in respect of which I otherwise acquire the right (without the consent of any other person) to control of the voting rights after the date of this letter and prior to the date on which the Court Meeting and the BBI General Meeting are held or any adjournment of the Court Meeting or BBI General Meeting is held; and

2.2           I shall, after the despatch of the circular to shareholders containing an explanatory statement in respect of the Scheme (the “Scheme Document”) and without prejudice to my right to attend and vote at the Court Meeting and the BBI General Meeting, in respect of the BBI Scheme Shares return the signed Forms of Proxy enclosed with the Scheme Document, completed, signed and voting in favour of the Resolutions, in accordance with the instructions printed on the Forms of Proxy, so that they are received by no later than the close of business in London on the tenth day after the despatch of the Scheme Document;

2.3           (save where required not to do so by reason of any statutory and/or fiduciary duties and/or any duties arising under the Code (with all such duties and obligations having been determined in good faith by me following advice from my professional advisers)) I will recommend to the shareholders of the Company that they vote in favour of the Resolutions.

2.4           Where the Offeror offers cash or an alternative of shares in the capital of the Offeror as consideration pursuant to the Scheme then at my absolute discretion I shall be entitled to elect in respect of my BBI Scheme Shares to receive the consideration due to me pursuant to the Scheme in the form of cash or shares.

2.5           Where the Offeror offers to grant options to acquire shares in the Offeror (“replacement options”) in consideration for the surrender by me of each of my Options (on the basis that each replacement option will be on similar terms to the Option in consideration for which it is surrendered)  I shall elect to accept that offer in respect of all of my Options.

3             Undertaking to accept an offer (if made)

3.1           I recognise and acknowledge that if the Offeror elects, for any reason, to implement the offer set out in the Announcement by way of a takeover offer, within the meaning of section 974 of the Companies Act 2006, made by or on behalf of the Offeror (an “Offer”) rather than by way of the Scheme, then I unconditionally and irrevocably undertake to:

(a)           accept or procure the acceptance of the Offer in respect of the following shares:

(i)            the BBI Scheme Shares;

(ii)           any shares which are not listed in Appendix A and in respect of which I am entitled (without the consent of any other person) to control the voting and other rights as at the date of this letter; and

(iii)         any shares issued or unconditionally allotted to me or in respect of which I otherwise acquire the right (without the consent of any other person) to control of the voting and other rights after the date of this letter and prior to the final closing date of the Offer; and

(b)          accept or procure the acceptance of the Offer in respect of the shares set out in paragraph 3.1(a) above in accordance with the procedures for acceptance set out in the formal document containing the Offer (the “Offer Document”) and if any of such shares are held in certificated form, the relevant form of acceptance shall be accompanied by, or followed as soon as possible thereafter by, the share certificates or documents of title in respect of all such shares or an indemnity in lieu thereof in terms reasonably acceptable to the Offeror as soon as reasonably practicable;

(c)           to transfer or procure the transfer of the shares set out in paragraph 3.1(a) above to the Offeror pursuant to the Offer:

(i)            free from all charges, liens, options, equities and encumbrances; and

(ii)           with all rights attaching to such shares including, without limitation, the rights to all dividends and distributions declared, made or paid, after the date of this letter; and

(d)          to accept or procure the acceptance of any proposal made in compliance with

Rule 15 of the Code in respect of:

(i)            the options referred to in Appendix A (if any); and

(ii)           any other options in respect of the shares set out in paragraph 3.1(a) above, other than options issued under any Inland Revenue approved share scheme, which may be granted as at the date of this letter or after the date of this letter, as soon as reasonably practicable, in each case to the extent that such options have not lapsed or have been exercised;

(e)           where the Offeror offers cash or an alternative of shares in the capital of the Offeror as consideration pursuant to the Offer then, at my absolute discretion in respect of my BBI Scheme Shares listed in Part 1 of Appendix A, I shall be entitled to elect to receive the consideration due to me pursuant to the Offer in the form of shares in the capital of the Offeror or cash; and

(f)           Where the Offeror offers to grant options to acquire shares in the Offeror (“replacement options”) in consideration for the surrender by me of each of my Options (on the basis that each replacement option will be on similar terms to the Option in consideration for which it is surrendered) I shall elect to accept that offer in respect of all of my Options.

3.2           The warranties, representations and undertakings set out in paragraph 1 above shall apply mutatis mutandis to such Offer and for that purpose references to “the Scheme” shall be construed as references to “the Offer” and references to “the Scheme Effective Date” shall be construed as references to “the date on which the Offer is declared or becomes unconditional in all respects”.

4             Documentation

I consent to the issue of a press announcement, incorporating references to me and to this undertaking, substantially in the terms set out in the Announcement. I understand that, if the Scheme is proposed or an Offer is made, this undertaking will be made available for inspection prior to the Scheme Effective Date (in the case of a Scheme) or the date on which the Offer is declared or becomes unconditional in all respects (in the case of an Offer) and that particulars of it will be contained in the Scheme Document or Offer Document, as the case may be. I undertake to provide the Offeror and the Adviser with all such further information in relation to my interest and that of any person connected with me as the Offeror or the Adviser may reasonably require in order to comply with the requirements of the UKLA and the Stock Exchange, the Panel on Takeovers and Mergers and any other legal or regulatory requirements for inclusion in the Scheme Document or the Offer Document, as the case may be, or any other document required in connection with the Scheme or Offer.

5             Lapse

5.1           All obligations, undertakings, representations and warranties in this undertaking shall forthwith lapse if:

(a)           the Announcement is not released on or before 17 December 2007;

(b)          the Scheme Document or the Offer Document, as the case may be, is not issued to shareholders by the date falling 28 days after the date of the Announcement;

(c)           the Scheme Effective Date has not occurred prior to 28th February 2008 (in the case of a Scheme) or the Offer has not been declared or become unconditional in all respects by 28th February 2008 (in the case of an Offer); or

(d)          the Scheme or Offer lapses or is withdrawn (except if the Scheme lapses in circumstances where the Offeror elects, for any reason, to implement the offer set out in the Announcement by way of an Offer).

5.2           In the event of a lapse in the obligations of the parties pursuant to this paragraph 5 neither party shall have a claim against the other.

5.3           It is acknowledged that damages may not be an adequate remedy for breach of this deed and that the Offeror shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the provisions of this deed.

6             Confirmations

I confirm that:

6.1           the obligations and provisions set out in this deed apply equally to the persons from whom I am to procure approval of the Scheme or acceptance of the Offer pursuant to the terms of paragraphs 2 or 3 above, as the case may be, and I shall procure the observance by such persons of the terms hereof as if they were each specifically a party hereto;

6.2           I am not interested in any shares or other securities of the Company other than those of which details are set out in Appendix A; and

6.3           I am not the customer or deemed customer of the Adviser and that the Adviser does not owe me any duties or responsibilities (whether as regards best execution, suitability or otherwise) in connection with the Scheme or the Offer, as the case may be, as its customer or deemed customer.

7             Interpretation and General

7.1           In this undertaking:

(a)           the expression the “Scheme” shall (where appropriate) extend to any increased or revised offer by the Offeror (or persons acting in concert with the Offeror) in respect of the Scheme or any offer by the Offeror (or persons acting in concert with the Offeror) to acquire all of the issued ordinary shares of the Company which represents, in the reasonable opinion of the Advisers, no diminution in the value of the consideration offered under the terms set out in the Announcement;

(b)          reference to the “Scheme Document” shall (where appropriate) include and extend to any revised or supplementary scheme document;

(c)           the expression the “Offer” shall (where appropriate) extend to any increased or revised offer by the Offeror (or persons acting in concert with the Offeror) in respect of the Offer or any offer by the Offeror (or persons acting in concert with the Offeror) to acquire all of the issued ordinary shares of the Company which represents, in the reasonable opinion of the Advisers, no diminution in the value of the consideration offered under the terms set out in the Announcement; and

(d)          reference to the “Offer Document” shall (where appropriate) include and extend to any revised offer document.

7.2           Any time, date or period mentioned in this undertaking may be extended by mutual agreement between the parties hereto or otherwise as provided herein but as regards any time, date or period originally fixed or so extended as aforesaid time shall be of the essence.

7.3           This undertaking shall be governed by and construed in accordance with English law and I submit to the jurisdiction of the English courts for all purposes in connection herewith.

I intend this document to be a deed and execute and deliver it as a deed.

Signed as a deed by [name of individual] in the	)	/s/ David Evans
presence of:	)	(Signature of director)

Witness’s signature:		/s/ J.N. Allan
John Norman Allan
Name (print):		Retired Civil Servant
56 Pettycur Rd., Kinghern
Occupation:

Address:

APPENDIX A

Part 1

The BBI Scheme Shares

Number of ordinary shares held at the date hereof (BBI Scheme Shares)	Registered owner	Beneficial owner
281,921	David Eric Evans

Part 2

The Options

Date of Grant	Scheme or arrangement under which the Option was granted	Exercise price per share	Number of ordinary shares under option
05.09.2007	unapp	1.490	700,000
28.04.2004	IPO	0.47	639,875

APPENDIX B

The Announcement